Exhibit 99.1

[LOGO OF RAINMAKER]

FOR IMMEDIATE RELEASE

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Reports First Quarter 2003 Financial Results

Gross Profit Improves by Seven Percent From Q402 and 33 Percent From Q102

SCOTTS VALLEY, Calif., April 24, 2003—Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today reported financial results for the first quarter ended March 31, 2003.

Net revenue for the first quarter of 2003 was $10.4 million, compared with $10.5 million in the fourth quarter of 2002 and up 22 percent from $8.5 million in the first quarter of 2002.

Gross billings in the first quarter of 2003 were $15.2 million, up 9 percent from $13.9 million in the fourth quarter of 2002, and up 77 percent from $8.6 million in the first quarter of 2002. A substantial amount of the company’s sales transactions are reported based on the gross amounts Rainmaker bills to customers for client products and services; however, the company also sells products and services on behalf of its clients whereby it records revenue equal to the net amount that it earns in the transaction. The company believes that gross billings, a measurement of the total volume of amounts billed by the company to customers for its clients’ products and services, provides a meaningful indication of the volume of Rainmaker’s business activity. See attached reconciliation of

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

net revenue to gross billings presented in accordance with generally accepted accounting principles (GAAP) on page 8.

Gross profit in the first quarter of 2003 was $3.2 million, up 7 percent from $3.0 million reported in the fourth quarter of 2002, and up 33 percent from $2.4 million in the first quarter of 2002.

Net loss in the first quarter of 2003 was $802,000 or $0.02 per share. This compares with a net loss of $291,000 or $0.01 per share reported in the fourth quarter of 2002 and with a net loss of $1.4 million or $0.04 per share in the first quarter of 2002.

Net loss, excluding a benefit for income taxes of $23,000, in the first quarter of 2003 was $825,000 or $0.02 per share. This compares with a net loss, excluding restructuring recoveries and income tax benefits of $205,000 and $227,000 respectively, in the fourth quarter of 2002 of $723,000 or $0.02 per share. Net loss, excluding income tax benefit of $146,000, in the first quarter of 2002 was $1.5 million or $0.04 per share.

Net cash flow for the quarter was a negative $1.3 million compared with a negative cash flow of $39,000 in the fourth quarter of 2002 and with negative cash flow of $494,000 in the first quarter of 2002. The change in net cash flow in the first quarter of 2003 was primarily due to the difference in timing between payments to certain clients and receipt of payment from our clients’ customers. Total cash and short-term investments at the end of the first quarter 2003 were $6.9 million, compared with $8.1 million at the end of the fourth quarter 2002.

Management Qualitative Comments

“While our net revenue and loss per share results came in slightly below our expectations, we were pleased to report our fourth consecutive quarter of gross billings improvement,” said Michael Silton, chief executive officer. “Increases in gross billings reflect the growth in our business because gross billings represent the total volume of business we are transacting on behalf of our clients. The dramatic 77 percent increase

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

from our results one year ago demonstrates our success in signing new clients and incrementally growing business from existing clients.

“This quarter, as was also the case last quarter, our results reflected a particularly strong showing from one of our newer clients whose revenue is recorded on a net basis. We are very pleased by the pace that we have been able to ramp transactions for them. While growth in sales on behalf of this client is not as apparent in our net revenue results because of the mix in the quarter between clients whose revenue is recorded on a gross and net basis, their contribution was a significant part of our growth in gross profit and gross billings.

“Our newest client, Cisco Systems, went live during the first quarter and we have begun to work with one of Cisco’s Gold Certified reseller partners, MCI, to renew and reactivate SMARTnet Service’s agreements covering Cisco equipment. We also went live with our services for the contract expansion we received from Dell Computer early in the quarter. We expect to ramp both of these clients over the next several quarters, which will positively impact our gross billings and gross profit results. Revenue from both clients is reported on a net basis under GAAP, which represents the amount we earn under our sales transactions. Also important to note in the quarter, Sybase renewed its contract with us for another year.

“With the strengthening of our executive team over the last three months, demonstrated success in growing our client base and revenue from existing clients, and the increasing demand for our services, Rainmaker is looking ahead toward our next significant stage of growth. We are excited by the industry acceptance of the idea of outsourcing service contract sales and believe that significant growth is achievable within our core services.

“Over the next two to three years, we will focus on leveraging our expertise and improving our cost structure. We expect to make meaningful investments in our infrastructure to further enhance our scalability and in new technology that will accelerate our productivity delivering our services. We will also be exploring additional ways to

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

lower our cost structure, including geographic expansion, and to broaden our service offering through new strategic relationships.

“In the meantime, our nearer term focus is to achieve profitability. While our gross profit is growing, the pace of that growth puts profitability for the full year at risk. In order to accelerate an increase in our gross profit, we will continue to leverage our solid and growing client base and we believe that there is a wealth of opportunity to achieve our goal.”

Guidance

The company expects to report continued increases in gross billings and gross profit. Gross billings are expected to be in the range of $15.5 million to $16.0 million. Based on the expected mix of revenue from clients whose revenue is reported on a net basis and clients whose revenue is reported on a gross basis, net revenue is expected to be in the range of $10.4 million and $10.7 million. Gross profit is expected to increase to be in the range of $3.3 million to $3.5 million. Net loss should improve over the first quarter of 2003 and loss per share is expected to be in the range of $0.01 to $0.02. Cash flow is expected to remain negative but show improvement from the first quarter of 2003. See attached reconciliation of net revenue guidance to gross billings guidance presented in accordance with generally accepted accounting principles (GAAP) on page 9.

Conference Call

The company will hold a conference call to discuss its first quarter results today at 1:30 p.m. PDT. Those wishing to participate should call (712) 257-2272 using the password “Rainmaker” at approximately 1:20 p.m. PDT. A replay of the call will be available for two weeks by dialing (402) 220-3848. A web cast of the conference call will be available for one month on www.rmkr.com.

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs.

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted ecommerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Contract Renewals Plus is registered with the U.S. Patent and Trademark Office. Rainmaker Systems and the Rainmaker logo are service marks of Rainmaker Systems, Inc. All other service marks or trademarks are the property of their respective owners.

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

RAINMAKER SYSTEMS, INC.

BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002 *
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,851	$8,128
Accounts receivable, net	6,520	5,602
Other current assets	1,203	1,325

Total current assets	14,574	15,055
Long-term assets	3,357	3,626

Total assets	$17,931	$18,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,391	$8,672
Other current liabilities	2,466	3,110

Total current liabilities	11,857	11,782
Long-term liabilities	71	96
Total stockholders’ equity	6,003	6,803

Total liabilities and stockholders’ equity	$17,931	$18,681

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

RAINMAKER SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net services revenue	$10,409	$8,485
Cost of services revenue	7,164	6,080

Total gross profit	3,245	2,405
Operating expenses:
Sales and marketing	1,675	1,088
Technology	425	723
	1,551	1,517
Depreciation and amortization	401	590

Total operating expenses	4,052	3,918
Operating loss	(807)	(1,513)
Interest and other (expense) income, net	(18)	12

Loss before income taxes	(825)	(1,501)
Income tax benefit	(23)	(146)

Net loss	$(802)	$(1,355)

Basic and diluted net loss per share	$(0.02)	$(0.04)

Weighted average common shares outstanding—basic and diluted	38,832	38,600

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET SERVICES REVENUE (U.S. GAAP) TO GROSS BILLINGS

AND NET REVENUE DAYS SALES OUTSTANDING TO

GROSS BILLINGS DAYS SALES OUTSTANDING

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net services revenue	$10,409	$8,485
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	4,753	132

Gross billings	$15,162	$8,617

Net accounts receivable December 31	$5,602	$4,778
Net accounts receivable March 31	6,520	4,012

Average net accounts receivable	$6,061	$4,395

Number of days in quarter	90	90
Net services revenue per day	$116	$94

Gross billings per day	$168	$96

Net revenue days sales outstanding	52	47

Gross billings days sales outstanding	36	46

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Rainmaker Reports Financial Results for First Quarter 2003

April 24, 2003

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET SERVICES REVENUE (U.S. GAAP) GUIDANCE AND

GROSS BILLINGS GUIDANCE

(In thousands)

	Three Months Ended June 30, 2003
	Low	High
Projected net services revenue	$10,400	$10,700
Difference between the projected amount invoiced to our clients’ customers and the projected amount earned by us under the transaction	5,100	5,300

Projected gross billings	$15,500	$16,000

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